As filed with the Securities and Exchange Commission on June 17, 2003

Registration No. 333-105626

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	7373	54-1360804
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4350 Fair Lakes Court

Fairfax, VA 22033

(703) 803-1500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dr. Ernst Volgenau

President and Chief Executive Officer

SRA INTERNATIONAL, INC.

4350 Fair Lakes Court

Fairfax, VA 22033

(703) 803-1500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brent B. Siler, Esq. HALE AND DORR LLP 11951 Freedom Drive Reston, Virginia 20190 Telephone: (703) 654-7000 Telecopy: (703) 654-7100	Stuart A. Barr, Esq. HOGAN & HARTSON L.L.P. 555 Thirteenth Street, N.W. Washington, DC 20004 Telephone: (202) 637-5600 Telecopy: (202) 637-5910

Approximate date of commencement of proposed sale to the public:     As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Class A Common Stock, $.004 par value per share	3,162,500	$32.95	$104,204,375	$8,431

(1)	Includes 412,500 shares which the underwriters have the option to purchase solely to cover over allotments, if any. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the amount of the registration fee. Calculated pursuant to Rule 457(c), based on the offering of up to 3,162,500 shares at a purchase price of $32.95 per share, which is the average of the high and low prices reported on the New York Stock Exchange on June 16, 2003.
(3)	Of this amount, $7,233 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$8,431
NASD filing fee	10,920
Printing and engraving expenses	150,000
Legal fees and expenses	200,000
Accounting fees and expenses	250,000
Blue Sky fees and expenses (including legal fees)	15,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous	5,649

Total	$650,000

The Registrant will bear all expenses shown above.

Item 14.    Indemnification of Directors and Officers.

Article SEVENTH of the Registrant’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) provides that, except to the extent prohibited by the Delaware General Corporation Law (the “DGCL”), the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

Article EIGHTH of the Registrant’s Restated Certificate provides that the Registrant shall indemnify (a) each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses (including attorneys’ fees) which the court deems proper. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses shall be advanced to an Indemnitee at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

Article EIGHTH of the Registrant’s Restated Certificate further provides that the indemnification provided therein is not exclusive.

The Registrant has purchased directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Steven Denning, one of the directors of the Registrant, is also the executive managing member of General Atlantic Partners, LLC (“GAP”), and is serving on the Registrant’s board of directors at the request of certain investment entities affiliated with GAP. Pursuant to the limited partnership agreement of one such affiliated entity, Mr. Denning is indemnified against liability he may incur in his capacity as a director of the Registrant. In addition, Mr. Denning is a beneficiary of an insurance policy maintained by another affiliate of GAP to cover liability he may incur in his capacity as a director of the Registrant.

The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15.    Recent Sales of Unregistered Securities.

Since April 30, 2000, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below.

In January 2003, in connection with its acquisition of Adroit Systems, Inc., the Registrant issued to executives of Adroit an aggregate of 160,905 shares of its class A common stock at a purchase price of $27.35 per share. Based on the representations of each of these executives, the Registrant believes each purchaser is an “accredited investor” as defined by Rule 501 of the Securities Act.

In April 2002, the Registrant issued 535,348 shares of its class A common stock to four investment entities affiliated with General Atlantic Partners, LLC at a purchase price of $18.70 per share. Based on the representations of each of these entities, the Registrant believes each entity is an “accredited investor” as defined by Rule 501 of the Securities Act.

Since April 30, 2000, the Registrant has issued options to purchase a total of 1,459,422 shares of its class A common stock at exercise prices ranging from $8.50 to $10.15 per share to employees and directors pursuant to the Registrant’s 1994 Stock Option Plan.

No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, Rule 506 of the Securities Act, or Rule 701 of the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Since April 30, 2000, the Registrant has issued 287,030 shares of its class A common stock to its 401(k) plan through matching contributions and discretionary and extra contributions as determined by its board of directors. These issuances were not sales within the meaning of the Securities Act.

Item 16.     Exhibits.

(a)	Exhibits:

Exhibit Number	Description
1.1	Form of Underwriting Agreement

2.1†††	Agreement and Plan of Merger, by and among SRA International, Inc., Alex Acquisition Corporation, and Adroit Systems, Inc., dated January 3, 2003. Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules of the Agreement and Plan of Merger are omitted.

3.1††	Amended and Restated Certificate of Incorporation of the Registrant

3.2†	Amended and Restated By-Laws of the Registrant

4.1†	Specimen common stock certificate

4.2	See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant

5.1	Opinion of Hale and Dorr LLP

10.1†	1994 Stock Option Plan, as amended

10.2†	1985 Key Employee Incentive Plan

10.3†	2002 Stock Incentive Plan

Exhibit Number	Description
10.4†	Deferred Compensation Plan for Key Employees, as amended

10.5†	Office Lease Agreement, dated May 11, 1999, between the Registrant and Fair Lakes North and South L.P., as amended

10.6†	Office Lease Agreement, dated May 11, 1999, between the Registrant and Fair Lakes North and South L.P., as amended

10.7†	Loan Agreement, dated August 15, 2001, among the Registrant, SunTrust Bank, Systems Research and Applications Corporation and SRA Technical Services Center, Inc.
10.8†	401(k) Savings Plan, as amended

10.9†	Second Amended and Restated Stock Purchase Agreement between the Registrant and Ernst Volgenau, dated May 19, 2002

10.10††	Letter Agreement between the Registrant and Ernst Volgenau, dated September 26, 2002, amending the Second Amended and Restated Stock Purchase Agreement, dated May 19, 2002, between the Registrant and Ernst Volgenau

10.11†	Stockholders Agreement among the Registrant, General Atlantic Partners 75, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG and the stockholders named therein, dated April 23, 2002

10.12†	Registration Rights Agreement among the Registrant, General Atlantic Partners 75, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG and the stockholders named therein, dated April 23, 2002

10.13†	Stock Purchase Agreement among the Registrant, General Atlantic Partners 75, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG and the stockholders named therein, dated April 22, 2002

10.14†	Revolving Note, dated August 15, 2001 of the Registrant, Systems Research and Applications Corporation and SRA Technical Services Center, Inc. to SunTrust Bank

10.15†	Security Agreement dated August 15, 2001, among the Registrant, SunTrust Bank, Systems Research and Applications Corporation and SRA Technical Services Center, Inc.

10.16†	Collateral Assignment, Patent Mortgage and Security Agreement, dated August 15, 2001, among the Registrant, SunTrust Bank, Systems Research and Applications Corporation and SRA Technical Services Center, Inc.

10.17†	Assumption Agreement, dated as of April 18, 2002, by The Marasco Newton Group Ltd. and SRA International, Inc. in favor of SunTrust Bank

10.18†	Modification Agreement, dated as of April 18, 2002, among SRA International, Inc., Systems Research and Applications Corporation, SRA Technical Services Center, Inc., The Marasco Newton Group Ltd. and SunTrust Bank

10.19†	Security Agreement, dated as of April 18, 2002, from The Marasco Newton Group Ltd. in favor of SunTrust Bank

10.20†	Collateral Assignment, Patent Mortgage and Security Agreement, dated as of April 18, 2002, from The Marasco Newton Group Ltd. in favor of SunTrust Bank

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Deloitte & Touche LLP

23.2	Consent of Hale and Dorr LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

24.2*	Power of Attorney of Michael R. Klein

*	Previously filed.
†	Incorporated by reference to the Registrant’s Registrant Statement on Form S-1 (No. 333-83780).
††	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 (File No. 001-31334).
†††	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 13, 2002 (File No. 001-31334).

(b)	Financial Statement Schedules:
Independent Auditors’ Report on Schedule
Schedule of Valuation and Qualifying Accounts

All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Virginia, on this 16th day of June, 2003.

SRA INTERNATIONAL, INC.

By:	*
Ernst Volgenau President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	* Ernst Volgenau	President, Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2003

	* Stephen C. Hughes	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2003

	* William K. Brehm	Chairman of the Board of Directors	June 16, 2003

	* John W. Barter	Director	June 16, 2003

	* Steven A. Denning	Director	June 16, 2003

	* Michael R. Klein	Director	June 16, 2003

	* Delbert C. Staley	Director	June 16, 2003

*By:	/s/ Brent B. Siler Brent B. Siler Attorney-in-Fact		June 16, 2003

Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement

2.1†††	Agreement and Plan of Merger, by and among SRA International, Inc., Alex Acquisition Corporation, and Adroit Systems, Inc., dated January 3, 2003. Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules of the Agreement and Plan of Merger are omitted.

3.1††	Amended and Restated Certificate of Incorporation of the Registrant

3.2†	Amended and Restated By-Laws of the Registrant

4.1†	Specimen common stock certificate

4.2	See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant

5.1	Opinion of Hale and Dorr LLP

10.1†	1994 Stock Option Plan, as amended

10.2†	1985 Key Employee Incentive Plan

10.3†	2002 Stock Incentive Plan

10.4†	Deferred Compensation Plan for Key Employees, as amended

10.5†	Office Lease Agreement, dated May 11, 1999, between the Registrant and Fair Lakes North and South L.P., as amended

10.6†	Office Lease Agreement, dated May 11, 1999, between the Registrant and Fair Lakes North and South L.P., as amended

10.7†	Loan Agreement, dated August 15, 2001, among the Registrant, SunTrust Bank, Systems Research and Applications Corporation and SRA Technical Services Center, Inc.
10.8†	401(k) Savings Plan, as amended

10.9†	Second Amended and Restated Stock Purchase Agreement between the Registrant and Ernst Volgenau, dated May 19, 2002

10.10††	Letter Agreement between the Registrant and Ernst Volgenau, dated September 26, 2002, amending the Second Amended and Restated Stock Purchase Agreement, dated May 19, 2002, between the Registrant and Ernst Volgenau

10.11†	Stockholders Agreement among the Registrant, General Atlantic Partners 75, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG and the stockholders named therein, dated April 23, 2002

10.12†	Registration Rights Agreement among the Registrant, General Atlantic Partners 75, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG and the stockholders named therein, dated April 23, 2002

10.13†	Stock Purchase Agreement among the Registrant, General Atlantic Partners 75, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG and the stockholders named therein, dated April 22, 2002

10.14†	Revolving Note, dated August 15, 2001 of the Registrant, Systems Research and Applications Corporation and SRA Technical Services Center, Inc. to SunTrust Bank

10.15†	Security Agreement dated August 15, 2001, among the Registrant, SunTrust Bank, Systems Research and Applications Corporation and SRA Technical Services Center, Inc.

10.16†	Collateral Assignment, Patent Mortgage and Security Agreement, dated August 15, 2001, among the Registrant, SunTrust Bank, Systems Research and Applications Corporation and SRA Technical Services Center, Inc.

10.17†	Assumption Agreement, dated as of April 18, 2002, by The Marasco Newton Group Ltd. and SRA International, Inc. in favor of SunTrust Bank

Exhibit Number	Description
10.18†	Modification Agreement, dated as of April 18, 2002, among SRA International, Inc., Systems Research and Applications Corporation, SRA Technical Services Center, Inc., The Marasco Newton Group Ltd. and SunTrust Bank

10.19†	Security Agreement, dated as of April 18, 2002, from The Marasco Newton Group Ltd. in favor of SunTrust Bank

10.20†	Collateral Assignment, Patent Mortgage and Security Agreement, dated as of April 18, 2002, from The Marasco Newton Group Ltd. in favor of SunTrust Bank

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Deloitte & Touche LLP

23.2	Consent of Hale and Dorr LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

24.2*	Power of Attorney of Michael R. Klein

*	Previously filed.
†	Incorporated by reference to the Registrant’s Registrant Statement on Form S-1 (No. 333-83780).
††	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 (File No. 001-31334).
†††	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on February 13, 2002 (File No. 001-31334).